Exhibit 99.1
                                 Press Release

                                 April 16, 2003

     Florida Community Banks, Inc. reported that unaudited net income increased 36% for the first three months of 2003 compared to 2002. Net income was $2.0 million ($.64 per diluted share) for the first quarter of 2003 compared to $1.5 million ($.48 per diluted share) in the first quarter of 2002, an increase of 35%. Florida Community Banks, Inc. also reported a 22% increase in loans during the past twelve months.

     Florida Community Banks, Inc. is a $516 million commercial bank holding company, which specializes in commercial lending. The Company announced the planned opening of its ninth location later this summer. The newest office will be located on Golden Gate Parkway in Naples. The Company, headquartered in Immokalee, has been serving SW Florida for 80 years, with offices in Hendry, Collier, Lee, and Charlotte counties.


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
FLORIDA COMMUNITY BANKS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
MARCH 31, 2003 AND 2002
(UNAUDITED)
                                                                                                                INCREASE
FOR THE QUARTER ENDED MARCH 31                                   2003                         2002             (DECREASE)
------------------------------                              ---------------               ---------------      ----------
Net interest income                                         $     5,458,785               $     4,243,320        28.64%
Provision for loan losses                                   $       300,000               $       330,000        -9.09%
Non-interest income                                         $       653,468               $       599,304         9.04%
Non-interest expenses                                       $     2,557,232               $     2,122,759        20.47%
Net income                                                  $     2,028,679               $     1,491,582        36.01%
Return on average assets                                               1.59%                         1.48%        7.55%
Return on average equity                                              22.87%                        19.97%       14.53%

ON MARCH 31
------------------------------
Assets                                                      $   516,980,891               $   427,849,133        20.83%
Loans                                                       $   417,758,772               $   342,823,074        21.86%
Non-performing assets                                       $     8,207,985               $     1,359,699       503.66%
Securities                                                  $    31,424,133               $    39,536,755       -20.52%
Deposits                                                    $   417,435,513               $   356,452,602        17.11%
Shareholders' equity                                        $    36,492,480               $    30,630,237        19.14%

PER SHARE THROUGH MARCH 31
------------------------------
Net income-primary                                          $          0.65               $          0.48        35.42%
Net income-diluted                                          $          0.64               $          0.48        35.42%
Dividends                                                   $             -               $             -         0.00%
Book value                                                  $         11.68               $          9.81        19.14%
Last trade                                                  $         25.75               $         21.67        18.85%
Shares of common stock outstanding                                3,123,316                    3,123,316          0.00%
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